------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                    WASHINGTON, DC 20549                                                 OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: 3235-0287
[ ] Check box if no                                                                                   Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Goldman,          Steve                       F5 NETWORKS, INC. (FFIV)                           Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
 501 Elliott Avenue West                          Number of Reporting        Month/Year          X  Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)         August 2000        ----        title ---       below)
                 (Street)                                                 ------------------                below)
 Seattle, WA 98119                                                        5. If Amendment,
---------------------------------------------  --------------------------    Date of Original        Senior Vice President, Sales,
  (City)           (State)           (Zip)                                   (Month/Year)            Marketing, and Services
                                                                                                    --------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/   ---------------------------------------                           Indirect      Owner-
                                   Year)  Code    V      Amount   (A) or    Price                           (I)           ship
                                                                  (D)                                       (Instr. 4)    (Instr. 4)
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Common Stock                     8/16/00   S             10,000    D       $48.13                              D
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Common Stock                     8/21/00   S              5,000    D       $54.28        46,720                D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

Potential persons who are to respond to the collection of information          (Print or Type Responses)             SEC 1474 (3-99)
contained in this form are not required to respond unless the form displays a currently valid OMB Number.


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                     Code  V     (A)    (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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Non-Qualified Stock Option    $54.56      7/1/00     A          17,500         8/1/00  6/30/10    Common  17,500        $54.56
right to buy) 1                                                                                   Stock
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   17,500                  D
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Explanation of Responses:

1. Options vest in equal monthly increments over a four-year period.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                  /s/ Steve Goldman                    9/5/00
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
  If space provided is insufficient, see Instruction 6 for procedure.             **Signature of Reporting Person    Date


Potential persons who are to respond to the collection of information                                                    Page 2 of 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (3/99)
displays a currently valid OMB Number.
